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                                                      --------------------------
                                                             OMB APPROVAL
                     UNITED STATES                    --------------------------
           SECURITIES AND EXCHANGE COMMISSION         OMB Number:    3235-0145
               Washington, D.C. 20549                 Expires: December 31, 1997
                                                      Estimated average burden
                                                      hours per response..14.90
                                                      --------------------------

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                          (Amendment No.    1     )*


         Charter One Financial, Inc. (formerly RCSB Financial, Inc.)
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                  160903100
        ------------------------------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------                                      -----------------
CUSIP No.  160903100                  13G                      Page 2 of 5 Pages
         ----------------                                      -----------------

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1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KEEFE MANAGERS, INC.
          13-361-0107

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          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                                                                    (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          Delaware
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                                    SOLE VOTING POWER
                              5
                                    -0-
         NUMBER OF
                              --------------------------------------------------
           SHARES                   SHARED VOTING POWER
        BENEFICIALLY          6
          OWNED BY                  -0-
            EACH
                              --------------------------------------------------
         REPORTING                  SOLE DISPOSITIVE POWER
           PERSON             7
            WITH                    -0-
                              --------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                              8
                                    -0-
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9         -0-

--------------------------------------------------------------------------------

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        / /

--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          0.0%
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON *
12
          IA, CO
--------------------------------------------------------------------------------


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Item 1. (a) Name of Issuer:

        Charter One Financial, Inc. (formerly RCSB Financial, Inc.)

        (b) Address of Issuer's Principal Executive Offices or, if none,
            Residence:

        1215 Superior Avenue
        Cleveland, OH  44114

Item 2. (a) Name of Person Filing:

        KEEFE MANAGERS, INC.

        (b) Address of Principal Business Office or, if none, Residence:

        375 Park Avenue (31st Floor)
        New York, New York  10152

        (c) Citizenship:

        Delaware Corporation

        (d) Title of Class of Securities:

        Common Stock

        (e) CUSIP Number:

        160903100

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

        (a)[ ] Broker or Dealer registered under Section 15 of the Act
        (b)[ ] Bank as defined in section 3(a)(6) of the Act
        (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d)[ ] Investment Company registered under section 8 of the Investment Company Act
        (e)[X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
               1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

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        (g)[ ] Parent Holding Company, in accordance with 13d-1(b)(ii)(G) (Note:
               See Item 7)
        (h)[ ] Group, in accordance with 13d-1(b)(1)(ii)(H)

Item 4. Ownership:


        (a) Amount Beneficially Owned: 0
        (b) Percent of Class: 0.0%
        (c) Number of Shares as to which such person has:
        (i) sole power to vote or direct the vote - 0
       (ii) shared power to vote or direct the vote - 0
      (iii) sole power to dispose or direct the disposition of - 0
       (iv) shared power to dispose or direct the disposition of - 0

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

        NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group

        NOT APPLICABLE

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Item 9. Notice of Dissolution of Group

        NOT APPLICABLE

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KEEFE MANAGERS, INC.


BY:  /s/ Harry V. Keefe, Jr.
-------------------------

Harry V. Keefe, Jr.
Chairman


Dated: February 9, 1998